Exhibit 10.6(a)

SUBLEASE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

PHAGE BIOTECHNOLOGY CORPORATION

August 24, 2004

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”), dated August 24, 2004, is by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation (“Sublandlord”), and PHAGE BIOTECHNOLOGY CORPORATION (“Subtenant”).

BACKGROUND

A. The Irvine Company, as Landlord, and The Regents of the University of California, as Tenant, executed a lease dated November 8, 2000 (the “Master Lease”) for certain space (“Premises”) located at 101 Theory Drive, Suite 200, Irvine, California. By the terms of the Master Lease, the space described in paragraph I of this Sublease and in section I of the Master Lease was leased to The Regents of the University of California for a term of sixty (60) months, subject to earlier termination as provided in the Master Lease. A copy of the Master Lease is attached to this Sublease as Exhibit C.

B. Sublandlord desires to sublease to Subtenant the Premises currently occupied by Sublandlord under the terms of the Master Lease, and Subtenant desires to lease the Premises from Sublandlord.

WHEREFORE, INTENDING TO BE LEGALLY BOUND HEREBY, Sublandlord and Subtenant agree as follows:

1. Leasing and Description of Property. Subject to the terms, conditions and covenants set forth in this Sublease and the Master Lease, Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Premises containing approximately 11,091 rentable square feet, as more particularly described in Exhibit A attached hereto (the “Subleased Premises”). Subtenant shall be deemed to occupy 100% of the Premises (the “Subleased Percentage”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Master Lease.

2. Term. This Sublease shall commence on September 1, 2004, and shall end on August 31, 2006 or the date on which the Master Lease terminates, whichever first occurs.

3. Payment to Sublandlord.

3.1 Rent. Subtenant shall pay to Sublandlord, as Basic Rent, for the Subleased Premises, the following monthly amounts for the periods of time as indicated:

$31,055.00 per month from September 1, 2004 through August 31, 2005

$32,718.00 per month from September 1, 2005 through August 31, 2006.

3.2 Operating Expenses. Subtenant shall pay to Sublandlord, as Additional Rent, 100% of the Operating Expenses for the Premises as defined in Section 4.2 of the Master Lease and in the same amount as billed to Sublandlord by Landlord.

3.3 Utilities Subtenant shall be responsible for paying for all utilities furnished to the Premises and complying with all the provisions of Section 6.1 of the Master Lease.

3.4 Tenant Improvements Subtenant shall pay to Sublandlord, as Additional Rent, three thousand four hundred eighty nine dollars and fifteen cent ($3,489.15) per month, as Subtenant’s contribution to tenant improvements in the Subleased Premises. Such payment shall be due and payable on the first day of each calendar month during the term of the lease.

3.5 Security Deposit Subtenant shall deposit with Sublandlord, prior to the commencement of the Term, the sum of $165,000.00 as security for Subtenant’s full, faithful and timely performance of Subtenant’s obligations hereunder, including, but not limited to the payment of Rent. If Subtenant fails to pay Basic Rent or any other charges hereunder or otherwise defaults with respect to any provision of this Sublease, Sublandlord may, but shall not be obligated to, apply, use or retain all or any portion of such deposit for the payment of Rent or of any charge to which Sublandlord may be obligated as a result of Subtenant’s default, or to compensate Sublandlord for any loss or damage permitted by law. If Sublandlord so uses or applies all or any portion of such deposit, Subtenant shall, within ten (10) days after written notice from Sub landlord, deposit cash with Sublandlord in an amount sufficient to restore such deposit to the full amount stated above. Subtenant’s failure to so restore shall be a material breach of this lease. Subtenant shall not be entitled to interest upon such deposit, nor shall Sublandlord be required to segregate or hold such deposit separate from Sublandlord’s general accounts. If Subtenant fully performs the provisions of this Lease applicable to Subtenant, Sublandlord shall refund the unused portion of such deposit, if any, to Subtenant within 30 days after termination of this Sublease. Alternatively, Subtenant may elect, by written notice to Sublandlord, to apply such deposit to Subtenant’s rent obligations for the final two (2) months of the Term with the balance of such deposit to be refunded as provided above.

3.6 Time and Place of Payment. Rent shall be payable to Sublandlord in advance on the first day of each calendar month during the term, commencing on September 1, 2004. Rent shall be paid to Sublandlord at the University of California Irvine, Research and Graduate Studies, 155 Administration Building, Irvine, CA 92697.

3.7 Sublease Guarantee. Subtenant agrees to provide a Guaranty of Performance in the form as shown on the attached Exhibit 0, executed by CardioVascular BioTherapeutics.

4. Use of Subleased Premises.

4.1 Use Restrictions. Subtenant shall use the Subleased Premises for only general office and medical research laboratory purposes and for no other purpose without the prior written consent of Sublandlord.

5. Quiet Possession. As long as Subtenant keeps and performs the covenants of this sublease, Subtenant shall at all times during the Term of this Sublease peaceably and quietly have, hold and enjoy the subleased Premises, without suit, trouble or hinderance from Sublandlord or any person claiming under Sublandlord.

6. Condition of Subleased Premises.

6.1. Compliance with Laws. Sublandlord has received no notice that the construction, the current and proposed uses, and the operation of the Building are not in full compliance with applicable building and seismic codes, environmental, zoning and land use laws, and other applicable local, state and federal laws, regulations and ordinances, except as follows: none.

6.2. Hazardous Substance. Subtenant covenants and agrees not to suffer, permit, use, introduce or maintain in, on, under or about any portion of the Subleased Premises, any asbestos, polychlorinated biphenyls, or any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such (including petroleum products if they are defined, determined or identified as such) in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative orders or judgments, except for such materials, wastes or substances as are customarily used in connection with Subtenant’s use of the Subleased Premises in accordance with this Sublease, and Subtenant agrees that such materials, wastes and substances will only be used in compliance with all applicable environmental laws. Consistent with Section 25359.7 of the California Health and Safety Code, Sublandlord hereby represents and warrants to Subtenant that without any independent investigation, Sublandlord does not know, or have any reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the Building or its immediate vicinity.

7. Applicability of Master Lease. This Sublease is subject and subordinate to the terms and conditions of the Master Lease.

8. Assumption. Subtenant hereby expressly assumes and agrees to perform and comply with all the obligations required to be kept or performed by the Sublandlord under the provisions of the Master Lease to the extent that they are applicable to the Subleased Premises. In the event of any default by Subtenant under this Sublease, or of any of the obligations assumed by Subtenant under the Master Lease, Sublandlord shall have the same rights and remedies against Subtenant as there are to the Landlord under the Master Lease.

9. Other Obligations of Parties.

9.1 Continuation of Master Lease: The Parties will take all reasonable actions to maintain the Master Lease during the entire term of this Sublease, and will not perform any act, or omit to perform any act, which would result in a default under the Master Lease, Subject to Section 2 of this Sublease, Sublandlord agrees not to terminate the Master Lease or to modify the Master Lease in a manner which would materially, adversely affect Subtenant’s rights hereunder without the prior written consent of Subtenant. Any modification made without that consent shall, at Subtenant’s election, be null and void and shall have no effect on the rights of Subtenant under this Sublease.

9.2 Maintenance, Services and Utilities. Sublandlord will provide (or cause to be provided) to the Subleased Premises all of the services to be furnished by the Landlord under Article VT of the Master Lease.

10. Indemnification.

10.1 Sublandlord’s Obligation. Sublandlord shall indemnify, defend and hold harmless Subtenant, its officers, agents, partners, and employees from and against any claims, damages, costs, expenses, or liabilities (collectively “Claims”) arising out of or in any way connected with Sublandlord’s performance under this Sublease including, without limitation, Claims for loss or damage to any property, or for death or injury to any person or persons, but only in proportion to and to the extent that such Claims arise from the negligent or wrongful acts or omissions of Sub landlord, its officers, agents, or employees.

10.2 Subtenant’s Obligation. Subtenant shall indemnify, defend and hold harmless Landlord and Sublandlord and their respective officers, agents, owners, partners and employees from and against any Claims arising out of or in any way connected with Subtenant’s performance under this Sublease including, without limitation, Claims for loss or damage to any property or for death or injury to any person or persons, but only in proportion to and to the extent that such Claims arise from the negligent or wrongful acts or omissions of Subtenant, its officers, agents, partners, .contractors, subcontractors of any tier or employees or result from a condition of the Subleased Premises.

11. Insurance.

11.1 Sublandlord’s Insurance. Sublandlord, at its sole cost and expense, shall insure its activities in connection with this Sublease and obtain, keep in force and maintain insurance as follows:

a.	General Liability Self-Insurance Program (contractual liability included) with minimum limits as follows:

1.	Each Occurrence $2 million

2.	Products/Completed Operations Aggregate $2 million

3.	Personal and Advertising Injury $2 million

4.	General Aggregate $5 million

b.	Business Automobile Liability Self-Insurance Program for owned, non-owned, or hired automobiles with a combined single limit of not less than Two Million dollars ($2,000,000) per occurrence,

c.	Property, Fire and Extended Coverage Self-Insurance Program in an amount equal to one hundred percent (100%) of the full replacement value of the Building (excluding land and the footings, foundations and installations below the basement level) and the costs of demolition and debris removal.

d.	Workers’ Compensation as required by California law.

The coverages referred to under a. and b. of this paragraph shall include Subtenant as an additional insured. Such a provision shall apply only in proportion to and to the extent of the negligent acts or omissions of Sublandlord, its officers, agents and employees. Sublandlord, upon the execution of this Sublease, shall furnish Subtenant with certificates of insurance evidencing compliance with all requirements. Certificates shall provide for thirty (30) days advance written notice to Subtenant of any material modification, change or cancellation of any of the above insurance coverages.

The coverages required herein shall not limit the liability of Sublandlord.

11.2 Subtenant’s Insurance. Subtenant, at its sole cost and expense, shall insure its activities in connection with this Sublease and obtain, keep in force and maintain insurance as follows:

a.	Commercial Form General Liability Insurance (contractual liability included) with minimum limits as follows:

1.	Each Occurrence $2 million

2.	Products/Completed Operations Aggregate $2 million

3.	Personal and Advertising Injury $2 million

4.	General Aggregate $5 million

If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination of this Lease. The insurance shall have a retroactive date of placement prior to or coinciding with the Lease Commencement Date.

b.	Business Automobile Liability Insurance for owned, scheduled, non-owned, or hired automobiles with a combined single limit of not less than Two Million dollars ($2,000,000) per occurrence.

c.	Property, Fire and Extended Coverage Insurance in an amount sufficient to reimburse Subtenant for all of its equipment, trade fixtures, inventory, fixtures and other personal property located on or in the Premises including leasehold improvements hereinafter constructed or installed.

d.	Workers’ Compensation as required by California law.

e.	Such other insurance in such amounts which from time to time maybe reasonably required by the mutual consent of Subtenant and Sublandlord against other insurable risks relating to performance.

The coverages referred to under a. and b. of this paragraph shall include Sublandlord as an additional insured. Such a provision shall apply only in proportion to and to the extent of the negligent acts or omissions of Subtenant, its officers, partners, agents, and employees. Subtenant, upon the execution of this Sublease, shall furnish Sublandlord with certificates of insurance evidencing compliance with all requirements. Certificates shall provide for thirty (30) days (ten (10) days for non-payment of premium) advance written notice to Sublandlord of any material modification, change or cancellation of any of the above insurance coverages.

The coverages required herein shall not limit the liability of Subtenant.

In addition to the above requirements of this Section 11.2, Subtenant shall also comply with all of the requirements set forth in Exhibit D to the Master Lease.

11.3 Waivers of Subrogation. Sublandlord and Subtenant each hereby waive any right of recovery against the other due to loss of or damage to the property of either Sublandlord or Subtenant when such loss of or damage to property arises out of the acts of God or any of the property perils included in the classification of fire, extended perils (“all risk” as such term is used in the insurance industry) whether or not such perils have been insured, self-insured or non-insured.

11.4 Exemption of Sublandlord from Liability. Subtenant hereby agrees that Sublandlord shall not be liable for injury to Subtenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Subtenant, Subtenant’s employees, invitees, customers, or any other person in or about the Premises, nor shall Sublandlord be liable for injury to the person of Subtenant, Subtenant’s employees, agents or contractors, as a result of any condition of the Premises or the Building, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause in or about the Premises, whether the said damage or injury results from conditions arising in the Premises or in other portions of the building of which the Premises are a part, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Subtenant. Sublandlord shall not be liable for any damages arising from any act or neglect of any other Subtenant, if any, of the building in which the Premises are located.

12. Assignment and Subletting.

12.1 Sublandlord’s Consent Required. Subtenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber all or any part of Subtenant’s interest in this Sublease or in the Sublease Premises, without Sublandlord’s prior written consent, which Sublandlord shall not unreasonably withhold. Sublandlord shall respond to Subtenant’s request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall be void, and shall constitute a breach of this Sublease.

12.2 No Release of Subtenant. Regardless of Sublandlord’s consent, no subletting or assignment shall release Subtenant of Subtenant’s obligation or alter the primary liability of Subtenant to pay the rent and to perform all other obligations to be performed by Subtenant hereunder. The acceptance of rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by any assignee of Subtenant or any successor of Subtenant, in the performance of any of the terms hereof, Sublandlord may proceed directly against Subtenant without the necessity of exhausting remedies against said assignee. Sublandlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Subtenant, without notifying Subtenant, or any successor of Subtenant, and without obtaining its or their consent thereto and such action shall not relieve Subtenant of liability under this Lease.

12.3 Excess of Consideration. If the value of the consideration to be received by Subtenant for such assignment or sublease (after deducting leasing commissions, rental paid during any period in which the Premises were vacant, the unamortized part of Subtenant’s contribution to tenant improvements, if any, and any other reasonable out-of-pocket expenses of Subtenant incurred in connection with such subleasing or assignment of the Subleased Premises in order to provide occupancy related services to such assignee or subtenant of a nature commonly provided by landlords of similar space) will exceed the sum of the Base Rent and the Additional Rent, or prorated portion thereof as the case may be, Subtenant shall pay to Sublandlord, as additional Basic Rent, fifty percent (50%) of the excess of the consideration paid in connection with or pursuant to the assignment or sublease, over the sum of the Basic Rent and the Additional Rent then due applicable to the assigned or subleased space.

12.4 Administrative Fees. In the event Subtenant shall assign or sublet the Premises or request the consent of Sublandlord to any assignment or subletting or if Subtenant shall request the consent of Sublandlord for any act Subtenant proposes to do, then Subtenant shall pay Sublandlord’s reasonable administrative fees (including attorneys’ fee) incurred in connection therewith, such fees not to exceed $500.00 for each such request

13. Negligent Acts or Omissions of Subtenant. Subtenant will pay to Sublandlord the reasonable costs of any repairs or maintenance required as a result of willful, wrongful or negligent acts or omissions of Subtenant, its agents, employees, or invitees, excepting reasonable wear and tear, damage by casualty and alterations approved by Sublandlord.

14. Alterations, Mechanics’ Liens.

14.1 Alterations. No structural alterations or improvements shall be made to the Subleased Premises by Subtenant or at Subtenant’s request without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld. All proposed alterations shall be subject to satisfaction of the requirements of Article 7.3 of the Master Lease regarding Landlord’s approval.

14.2 Condition at Termination. Upon termination of this Sublease, Subtenant shall remove any fixtures, machinery and equipment installed in the Subleased Premises by Subtenant unless mutually agreed otherwise. Subtenant shall repair any damage to the Subleased Premises caused by such removal. Upon termination of this Sublease, Subtenant shall return the Subleased Premises in the same condition as when delivered to Subtenant, reasonable wear and tear, damage by casualty, and alterations approved by Sublandlord excepted.

14.3 Mechanics’ Liens. The parties shall keep the Subleased Premises free from any liens arising out of any work performed by, materials furnished to, or obligations incurred by, the parties.

15. Default by Subtenant.

15.1 Default. If any of the following events occur, each such event shall constitute a material breach of this Sublease, and Sublandlord may, at Sublandlord’s option, exercise any or all rights available to a landlord under the laws of the State of California:

(a)	Subtenant’s default in the payment of Rent when such default continues for a period of fifteen (15) days after written notice, or

(b)	Subtenant fails to perform faithfully or observe any other covenant or undertaking required under this Sublease and such failure continues for a period of thirty (30) days after written notice thereof However, if the nature of the failure is such that more than 30 days is reasonably required for its cure, then Subtenant shall not be deemed to be in default if Subtenant commences the cure within 30 days and thereafter diligently pursues the cure to completion, or

(c)	Subtenant is adjudicated bankrupt, or

(d)	Subtenant’s Sublease interest is sold under execution of judgment.

15.2 Remedies. If this Sublease terminates pursuant to a default by Subtenant hereunder, Sublandlord may immediately enter upon and repossess the Subleased Premises in accordance with applicable laws and cause any personal property of Subtenant to be removed from the Subleased Premises and stored in any public warehouse at the risk and expense of Subtenant. This provision is not intended as a limitation on other legal and equitable remedies available to Sublandlord.

16. Default By Sublandlord.

16.1 Default. Sublandlord shall not be in default unless Sublandlord fails to perform its obligations under this Sublease within a reasonable time, but in no event later than thirty (30) days after written notice by Subtenant to Sublandlord specifying Sublandlord’s failure to perform such obligations, if the nature of Sublandlord’s obligation is such that more than thirty (30) days are required for performance, then Sublandlord shall not be in default if Sublandlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Subtenant’s obligation to provide written notice to Sublandlord of a default by Sublandlord is limited to those instances where Subtenant has actual knowledge of Sublandlord’s default.

16.2 Remedies. If Sublandlord fails to cure a prospective default within the thirty (30) day period, or within the extended period allowed under section 16.1, Subtenant shall have the option to cure the default or to terminate this Sublease, in addition to any other remedies at law not inconsistent herewith. Should Subtenant elect to cure the default itself; all costs associated with such cure, including reasonable attorneys’ fees (if any), shall be reimbursed by Sublandlord to Subtenant within thirty (30) days of receipt of Subtenant’s invoice for said costs. However, upon Sublandlord’s failure to so reimburse or, at Subtenant’s option, said costs, shall be held from Rent due hereunder. If Sublandlord’s default hereunder prevents Subtenant’s use of the Subleased Premises, there shall be an abatement of rental payments for the period of such non-use.

17. Condemnation.

If any part of the Subleased Premises is taken or condemned for a public or quasi-public use, this Sublease shall terminate at the option of Subtenant as of the date title shall vest in the condemnor.

18. Holding Over, If Subtenant, with Sublandlord’s consent, remains in possession of the Subleased Premises after the Sublease Term or any Extended Term, this Sublease shall automatically be extended on a month-to-month basis, subject to termination upon thirty (30) days’ written notice by either party, upon all the provisions of this Lease pertaining to the obligations of Subtenant, with the exception of rent which shall be at 150% of the then current Basic Rent for the initial two months of holdover, and 175% of the Basic Rent for the third and each successive mouth of holdover, but all options and rights of first refusal, if any, granted upon the terms of this Sublease shall be deemed terminated and be of no further effect during said month to month tenancy. Subtenant shall continue to pay its pro rata share of Additional Rent.

19. Attorneys’ Fees. If any action or Other proceeding arising out of this Sublease is commenced by either party to this Sublease concerning the Subleased Premises, then as between Sublandlord and Subtenant, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorneys’ fees, costs, and expenses incurred in the action or other proceeding by the prevailing party.

20. Notices. All notices and other communications made pursuant to this Agreement shall be in writing, and shall be deemed properly given or served (a) on the same day when personally delivered, (b) twenty-four (24) hours after deposit with a recognized overnight courier with tracking capability, or forty-eight (48) hours after being deposited in the United States mail, first class, postage prepaid, to the parties at the following addresses:

To Subtenant:

Phage Biotechnology Corporation

To Sublandlord:

University of California Irvine

Campus Asset Management

750 University Tower

Irvine, CA 92697-7475

Either party may change its address for the purposes of this paragraph by giving ten (10) days prior written notice of change to the other parties in the manner provided for in this paragraph.

21. Binding Effect. This Sublease shall be binding upon and inure to the benefit of the permitted successors and assigns of Sublandlord and Subtenant.

22. Entire Agreement. This Sublease, together with the exhibits hereto and incorporations herein, sets forth the entire agreement relating to the occupancy of the Subleased Premises by Subtenant. No waiver of any provision of this Sublease or of any breach or default hereunder shall be held or considered to be a waiver of any other provision or of any other breach or default. No agreement or understanding pursuant to or contemplated by this Sublease and no consent to, change in or modification of, any provision of this Sublease shall be valid unless made in a writing and is signed by the parties herein.

23. Time of Essence. Time is of the essence of this Sublease.

24. Consent of Landlord. This Sublease shall not be effective unless and until Landlord has consented thereto in writing by execution of the form of Landlord’s Consent to Sublease attached hereto as Exhibit B.

SUBLANDLORD:		SUBTENANT:
THE REGENTS OF THE UNIVERSITY OF CALIFORNIA		PHAGE BIOTECHNOLOGY CORPORATION

By:	/S/ JOSEPH P. MULLINIX	By:	/S/ JOHN W. JACOBS
Its:	Senior Vice President Business & Finance	Its:	COO

Approved as to Form

Lloyd C. Lee

University Counsel of the Regents

Of the University of California

EXHIBIT A

SUBLEASED PREMISES

185'-6"
120'
20'
Typical Bay
30'
SUITE 200
SECOND FLOOR
22,097 SF

BUILDING TABULATION

First Floor	22,097 s.f.
Second Floor	22,097 s.f.
Total Area	**44,194 s.f.**

University Research Park

101 Theory

THE IRVINE COMPANY Irvine, California

0
30

EXHIBIT A